AMENDMENT No. 1 TO SUB-ADVISORY AGREEMENT

This Amendment, dated as of February 17, 2006 is entered into between the Mercantile Capital Advisors, Inc. a Maryland corporation (the "Adviser"), and Boyd Watterson Asset
Management, LLC, an Ohio limited liability
Company (the "Sub-Adviser").

WHEREAS, the Adviser and Sub-Adviser have entered into an Advisory Agreement dated as of July 30, 2003 (the "Sub-Advisory Agreement") under which the
Sub-Adviser provides investment advisory services to the Mercantile Limited Maturity Bond Fund,
Mercantile Total Return Bond Fund, and Mercantile
Low Duration Fund, each a series of
Mercantile Funds, Inc.;

WHEREAS, the Adviser and Sub-Adviser mutually desire to revise the fee paid by the Adviser to the Sub-Adviser as set forth in Section 8 and described in Schedule A of the Sub-Advisory Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in the Agreement herein, the parties hereto agree to replace
Schedule A of the Sub-Advisory Agreement Schedule A
(As Amended February 17, 2006), as attached hereto.

Except to the extent amended hereby, the Sub-Advisory
Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

Boyd Watterson Asset Management, LLC


	By:	\s\Brian L. Gevry

		Name: Brian Gevry
		Title:	 CEO


	Mercantile Capital Advisors, Inc.


	By:	\s\ David L. Meyer

		Name: David L. Meyer
		Title:	  Senior Vice President and Chief Operating Officer

 Schedule A
(As Amended February 17, 2006)

To the Sub-Advisory Agreement
between Mercantile Capital Advisors, Inc.
and Boyd Watterson Asset Management, LLC


Name of Fund 			Compensation
Limited Maturity Bond Fund
On average net assets up to $140,403,000 		              0.20%
On average net assets greater than $140,403,000
and up to $1 billion		           0.30%
On net assets greater than $1 billion			           0.17%

Total Return Bond Fund
On average net assets up to $144,344,000   			           0.20%
On average net assets greater than $144,344,000
and up to $1 billion		           0.30%
On average net assets greater than $1 billion			           0.17%

Low Duration Fund
On average net assets up to $5,809,000			           0.20%
On average net assets greater than $5,809,000
and up to $1 billion		           0.30%
On average net assets greater than $1 billion			           0.17%



All fees payable to Boyd Watterson Asset Management, LLC shall be waived proportionally subject to any fee management waivers that Mercantile Capital Advisors, Inc. has voluntarily made in order to keep the annual fees and expenses for each Fund at a certain level.